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                                                                    EXHIBIT 99.1

[CBM LOGO]

                                    Contact: Karla MacDonald
                                             Communications Specialist
                                             Creative BioMolecules, Inc.
                                             (617) 912-2953

                                             Wayne E. Mayhew III
                                             V.P. and Chief Financial Officer
                                             Creative BioMolecules, Inc.
                                             (508) 782-1120



     FOR IMMEDIATE RELEASE

                 CREATIVE BIOMOLECULES, INC. RAISES $25 MILLION
                          TO ENHANCE PRODUCT PIPELINE

     HOPKINTON, MA, MAY 29, 1998-Creative BioMolecules (NASDAQ: CBMI) announced today the closing of a private placement of $25 million convertible preferred stock. The Company plans to use the proceeds for general purposes, including the development of new therapies based on its proprietary technology in tissue and organ regeneration and repair. The preferred stock, which carries no dividend, is convertible into common stock of the Company at $10 per share through May 1999, and at higher conversion prices thereafter. In addition, subject to strict volume limits, the preferred stock is convertible on a market price formula at prices below $10 per share. The Company at its option may redeem the preferred stock under certain circumstances.

     "As we approach the launch of our first product, this financing enables us to expand the development of our proprietary research programs to create a pipeline of new therapies. Our orthopaedic partner, Stryker Corporation, has recently initiated a modular submission of a Pre-Market Approval (PMA) application for the OP-1 bone graft device. In addition to moving our lead product toward commercialization, Stryker has expanded clinical trials to include new indications. Our second corporate partner Biogen, Inc. is pursuing the development of our renal program and we are working to create additional shareholder value by enhancing our pipeline with new product candidates. Development activities are expanding in stroke recovery where our proteins have demonstrated preclinical efficacy and we are exploring the application of our proteins in several other important therapeutic areas," commented Michael M. Tarnow, President and Chief Executive Officer.

     Diaz & Altschul Capital, LLC, of New York City was the placement agent in the transaction. Delta Opportunity Fund, Ltd., which is advised by Diaz & Altschul Advisors, LLC, is the lead investor in the transaction. Creative BioMolecules has agreed to file a registration statement for the shares of Creative BioMolecules Common Stock to be acquired on future conversion of the preferred stock.



                                     (more)

CREATIVE BIOMOLECULES, INC.
101 HUNTINGTON AVENUE, SUITE 2400 BOSTON, MASSACHUSETTS 02199
TELEPHONE 617-912-2910 FACSIMILE 617-912-2992

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     Creative BioMolecules, Inc. is a discovery and development company focused on proprietary protein-based therapeutics for human tissue regeneration and restoration. The Company's morphogenic protein programs include a late stage development effort in orthopaedic reconstruction with Stryker Corporation, ongoing research to develop treatments for renal disease with Biogen, Inc., and the development of proprietary new therapies for stroke and other neurological disorders.

     This news release includes forward-looking statements that involve risks and uncertainties. Factors which could cause actual results to differ from the Company's expectations include, without limitation, the course of the research and development programs, including the achievement of development milestones by the Company and completion of clinical testing, the impact of competitive products, the timely receipt of regulatory clearances required for clinical testing, manufacturing and marketing of products and the other risks and uncertainties detailed from time to time in the Company's periodic reports.


     NOTE: Creative BioMolecules, Inc. makes available its latest news releases on the Internet at http://www.prnewswire.com or by facsimile by calling Fax On Demand at 1-800-758-5804, extension 212213.



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